                                                                    EXHIBIT 99.A

                                                             [GARDEN RIDGE LOGO]


For Immediate Release


                      GR ACQUISITION CORPORATION TO ACQUIRE
                            GARDEN RIDGE CORPORATION
                   IN A CASH TENDER OFFER FOR $11.50 PER SHARE

Houston - November 22, 1999 - GR Acquisition Corporation and Garden Ridge Corporation (NASDAQ: GRDG) today jointly announced that they have executed a definitive merger agreement under which GR Acquisition Corporation will commence a cash tender offer to acquire all of the outstanding shares of Garden Ridge, other than those owned by GR Acquisition or its affiliates, for $11.50 per share. The tender offer is scheduled to expire at midnight, New York City time, on December 22, 1999.

GR Acquisition is wholly owned by GRDG Holdings LLC. GRDG Holdings is majority owned by two investment funds advised by Three Cities Research, Inc.

If at least 51% of the Garden Ridge shares which neither GR Acquisition or GRDG Holdings owns are tendered in response to the tender offer, GR Acquisition will be merged into Garden Ridge in a cash merger in which shareholders will receive $11.50 per share, and GRDG Holdings will become the sole stockholder of Garden Ridge. GRDG Holdings currently owns approximately 30.9% of the outstanding Garden Ridge shares.

The merger agreement has been unanimously approved by the Board of Directors of each company.

The cash tender offer of $11.50 for each Garden Ridge share represents a total value for Garden Ridge of approximately $185 million. The tender offer is not conditioned upon financing.

Paul T. Davies, Garden Ridge President and CEO, stated "Our Board of Directors believes this transaction to be in the best interest of our stockholders and that this move significantly improves our ability to position the Company at the forefront of retailers."

The Three Cities funds are principally engaged in investing in securities selected by its investment committee.

Garden Ridge Corporation is The Home Decor Marketplace. Its product categories include floral (silk and dried flowers), housewares, seasonal, pictures and frames, candles, party supplies, pottery, crafts, home accents and baskets. Garden Ridge currently operates 33 megastores in Texas, Florida, Georgia, Illinois, Kentucky, Missouri, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee and Virginia.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS, AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES REFORM ACT OF 1995, INCLUDING WITHOUT LIMITATION, STATEMENTS CONCERNING EACH COMPANY'S EXPECTATIONS, BELIEFS, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. BECAUSE SUCH STATEMENTS DEAL WITH FUTURE EVENTS, THEY ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM EACH COMPANY'S CURRENT EXPECTATIONS. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT ARE BASED ON INFORMATION AVAILABLE TO EACH COMPANY AT THE DATE HEREOF, AND EACH COMPANY ASSUMES NO OBLIGATIONS TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. FURTHER RISKS ARE DETAILED IN GARDEN RIDGE'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THOSE SET FORTH IN GARDEN RIDGE'S MOST RECENT FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q.

For more information contact:               Jane Arbuthnot, CFO
                                            (281) 579-7901, ext. 205